Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf To Announce Second Quarter

Financial Results on August 8

Provides 2006 Comparative Quarterly Sales and Operating Income (Loss) Data for Reporting Segments

Atlanta, Georgia, July 19, 2007 — Georgia Gulf Corporation (NYSE: GGC) today announced that it will release its second quarter financial results on Wednesday, August 8, 2007, at 5:00 PM ET.  The Company will discuss second quarter financial results and business developments via conference call and Webcast on Thursday, August 9, 2007, at 10:00 AM ET.

To access the Company’s second quarter conference call, please dial 888-552-7928 (domestic) or 706-679-3718 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1601672.  Playbacks will be available from 12:00 PM ET Thursday, August 9, to midnight ET Friday, August 17.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 6950389.

In response to requests from investors during its first quarter conference call, the Company is providing pro-forma historical sales and operating income (loss) data for each of its reporting segments, reflecting adjusted continuing operations consistent with continuing operations described in Georgia Gulf’s financial statements for the quarter ended March 31, 2007.  The information can be found below or on the Company’s Web site at www.ggc.com.

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

CONTACT:

Mark Badger

Georgia Gulf Corporation

Corporate Communications

905-264-0701/770-395-4524

Angie Tickle

Georgia Gulf Corporation

Investor Relations

770-395-4520

Georgia Gulf Corporation
Pro Forma Combined Continuing Operations Fiscal 2006

(In Millions USD)	Q1 2006 (A), (B)		Q2 2006 (A), (B)	Q3 2006 (A), (B)		Q4 2006 (B)		Total

Sales

Window & Door Profiles and Mouldings	$118.8		$156.4	$152.0		$117.0		$544.2
Outdoor Building Products	130.2		197.8	181.2		106.0		615.2
Chlorovinyls	443.3		467.9	419.0		321.0		1,651.2
Aromatics	126.3		137.3	160.9		134.6		559.1
	$818.6		$959.4	$913.1		$678.6		$3,369.7

Operating Income (Loss) (C)

Window & Door Profiles and Mouldings	$(1.0	)(1)	$7.3	$(7.6	)(4)	$(8.6)	)(7)	$(10.0)
Outdoor Building Products	(5.7	)(2)	5.1 (3)	(3.8	) (5)	(16.2	)(8)	(20.5)
Chlorovinyls	77.4		92.0	66.9	(6)	23.6		259.8
Aromatics	(5.0)		(0.5)	(2.2)		(9.6)		(17.3)
Unallocated Corporate Expenses	(12.0)		(7.9)	(10.0)		(11.4)		(41.3)
	$53.7		$95.9	$43.3		$(22.2)		$170.7

NOTES

(1)  Includes non-recurring charges of $400,000.

(2)  Includes non-recurring net gains of $6.5 million.

(3)  Includes non-recurring charges of $1.7 million.

(4)  Includes non-recurring charges of $8.1 million.

(5)  Includes non-recurring charges of $5.4 million.

(6)  Includes non-recurring income of $5.7 million.

(7)  Includes non-recurring charges of $7.1 million.

(8)  Includes non-recurring charges of $11.4 million.

(A) Pro forma as if Georgia Gulf and Royal were combined.

(B) Continuing operations consistent with continuing operations as described in Georgia Gulf’s financial statements for the quarter ended March 31, 2007.

(C) Certain historical segment Operating Income/Loss amounts differ slightly from those previously presented in quarterly conference call slide presentations. This difference results from now attributing certain non-recurring items to the segments. These items primarily relate to real estate divestitures undertaken by Royal Group.